Exhibit (10):  Consent of Independent Auditors



INDEPENDENT AUDITOR'S CONSENT




We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-51051 of United of Omaha Separate Account C of our report dated April 23, 1999 on the financial statements of United of Omaha Separate Account C and our report dated March 4, 1999 on the financial statements of United of Omaha Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Financial Statements" in such Statement of Additional Information.



DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 23, 1999